TO OUR SHAREHOLDERS:

As the new chairman and CEO of friendlyway corporation, I am delighted to join the Company at this exciting stage in its development and growth.
We are competing in multi-billion dollar markets where there are no dominant players and our goal is to establish friendlyway as a technology leader in providing comprehensive solutions to customers in the markets of self service systems and digital signage.

Fiscal 2004/05 represents a year of transition and new opportunity in all aspects of friendlyway’s business.  After the emergence from a private to a public company on December 10, 2004, whose shares are traded in the Over-the-Counter Bulletin Board, with exiting product and technology developments and good traction in key growth markets, we believe we have begun to position your company as a significant player in the above mentioned markets.

friendlyway provides systems, software and services to enable customer facing interactive self-service and digital signage solutions at the point-of-sale, point-of-service and point-of-information.  The trend to self-service and the convergence of the self-service and digital signage marketplaces are creating significant growth opportunities - Frost & Sullivan estimate the North American Digital Signage Market to grow at CAGR of 26% over the next five years and IHL Consulting Group expect self-service systems to account for up to $1.3 trillion in consumer spending by 2007.

friendlyway’s key stakeholders -our customers, employees, partners and you, our shareholders - are the center of our strategy.  In focusing on the needs of our key stakeholders we seek to build friendlyway into a viable and sustainable business.  Our growth plans are built upon the strategy of both internally building out our core operations as well as looking to make accretive acquisitions of synergistic self-service and digital signage businesses (including the European friendlyway company).

2005 PERFORMANCE AND CAPITAL RESOURCES HIGHLIGHTS:

In the first half of fiscal 2004/05, friendlyway showed good performance across financial and operating metrics. Total revenue for the six months ended April 30, 2005 was $1,039,611, an increase of $291,122 or 38,9%,  the growth coming from all parts of the business:
systems sales , software sales and event services. Cost of sales for the six months ended April 30 2005 decreased $282,543 or 39.7% to $429,456 resulting in a gross margin of 32.6%. This decrease is attributed to lower manufacturing and assembly costs and lower cost of key components as part of a global sourcing strategy. If, as we hope, the new Software and Network Services gain sales traction, we anticipate gross margins to continue to increase significantly.

Bridge financing: During the six months ended April 30 2005, friendlyway raised an additional $550,000 of financing from friendlyway AG and $103,500 through the sale of common stock to a shareholder.

Growth financing: The current capital structure and cash generated from operations is insufficient to capitalize on rapidly developing market opportunities that will allow for accelerated growth.  Efforts are now underway to secure significant capital investment to enable the execution of our going forward strategy and business plan.

GROWTH AND INNOVATION:

Our ultimate goal is to achieve balanced growth across all four of our business areas: Interactive Systems and Digital Signage, Event Services, Software & software services and Network Services.  friendlyway retained existing customers and gained new customers in all established business areas - to date over 100 of the Fortune 1000 companies have purchased friendlyway products or services.

During fiscal 2004/05 we expanded our award winning signature line of Interactive Systems to include the new friendlyway Welcome, friendlyway Wall and friendlyway Counter.  We continue to see new growth opportunities for Interactive Systems as well as Digital Signage Systems and plan on introducing a number of new models before the end of 2005.  These systems continue to provide significant design and performance enhancements ensuring the balance between customer success, friendlyway’s profitability, and growing our positive brand in the marketplace.

BUILD TO LAST:

We are pleased with having converted friendlyway into a publicly traded company with a newly assembled experienced and talented 5-person Board of Directors; joining existing board members Alexander v. Welczeck and Klaus Trox are Andreas Stuetz, Thomas Fessler and
Dr. Michael Urban.

friendlyway’s young business history has been based on listening to our customers, focusing on the customer experience and anticipating market transitions. We are helping build the foundation of a new and evolving self-service world.

We are confident friendlyway is a company that is being built to last. Our business model is premised on enabling our customers to add value to their business, provide friendlyway with a recurring revenue stream while fostering customer loyalty and stimulating growth. On behalf of our Board of Directors, I would like to thank our customers, employees, partners and shareholders for their continued confidence and support.

Event Services: Our rental business exceeded our expectations in terms of growth and market acceptance in the six month ended April 30, 2005, its revenue increasing 105% to $402,241.  As the tradeshow and event marketplace continue to improve, we anticipate further healthy growth in this area.

Software and Software Services: Recently we introduced to the marketplace friendlyway’s enterprise software suite - Secure Browser, Composer, Client Manager. We believe that increasing growth opportunity is evolving in the Self-service systems and Digital Signage markets for enterprise software and its related customer specific software services.  We are pleased with the first marquis customer wins including some very well known, global companies through friendlyway AG and are excited by the new opportunities we see in coming years.

Network Services: We believe that a significant growth opportunity has emerged in the Network Service Provider marketplace underpinned by our Client Manger software, where significant investments have been made over the past couple years.

Dr. Michael Urban
Chairman of the Board & Chief Executive Officer